Exhibit 16(ii) under Form N-1A
                                         Exhibit 99 under Item 601/Reg. S-K


TOWER CASH RESERVE FUND
SCHEDULE FOR COMPUTATION OF YIELD CALCULATION


This example illustrates the yield quotation for the seven-day period ended February 28, 1989:

Value of a hypothetical pre-existing account with exactly
     $1.000000000
one share at the beginning of the base period

Value of same account (excluding capital changes) at end of     1.001651535
the seven-day base period*

Net change in account value                         .001651535

Base Period Return:

     Net change in account value dividend by the beginning    .001651535
     account value ($001651535 X $1.000000000)

Annualized Current Net Yield [.001651535 X (365/7)]              8.61%

Effective Yield**  (.001651535  +  1) 365/7  - 1                 8.99%

* This value includes the value of addtional shares purchased with dividends from the original share and dividends declared on both the original shares and any such additional shares.

**   This value may change to include shares purchased with dividends reinvested on a less frequent basis.